Exhibit 99.1

Westlake Chemical Partners LP Statement on Publication of

Final Regulations Relating to its Qualifying Income Activities

•	Publication allows the final regulations issued by the Internal Revenue Service on January 19, 2017 to enter effect

HOUSTON, TX – January 24, 2017 – On January 24, 2017, the final regulations issued by the U.S. Department of the Treasury (“Treasury”) and the Internal Revenue Service (“IRS”) on January 19, 2017 under section 7704(d)(1)(E) of the Internal Revenue Code relating to qualifying income from the processing, refining and transportation of minerals or natural resources were published in the Federal Register and entered effect.

As noted in the January 19, 2017 press release issued by Westlake Chemical Partners LP (NYSE: WLKP) (the “Partnership”), the final regulations uphold a previous private letter ruling that Westlake Chemical Corporation (NYSE: WLK) had received from the IRS that the Partnership’s production, transportation, storage and marketing of ethylene constitutes “qualifying income” within the meaning of section 7704(d)(1)(E).

On January 20, 2017, the new administration of President Donald J. Trump instructed all federal departments and agencies to delay the implementation of any new or pending regulations to permit the new administration to review and approve the regulations before their implementation.

“We appreciate the new administration’s prompt review of the final regulations and for allowing the regulations to be implemented,” said Albert Chao, Westlake’s President and Chief Executive Officer.

Westlake Chemical Partners LP

Westlake Chemical Partners LP is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop facilities for the processing of natural gas liquids as well as other qualifying activities. Headquartered in Houston, Texas, the Partnership owns a 13.3% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP’s assets include three facilities in Calvert City, Kentucky, and Lake Charles, Louisiana, which process ethane and propane into ethylene, and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.

Forward-Looking Statements

Certain of the statements contained in this press release are forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements can be identified by the use of words such as “believes,” “intends,” “may,” “should,” “could,” “anticipates,” “expects,” “will” or comparable terminology, or by discussions of strategies or trends. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, the Partnership cannot give any assurances that these expectations will prove to be correct.

Contacts

Westlake:

Investor Inquiries:

Mr. Steve Bender

713-960-9111

investorrelations@westlake.com

Media Inquiries:

Mr. Ben Ederington

713-960-9111

mediarelations@westlake.com